UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BOB EVANS FARMS, INC.

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BOB EVANS FARMS, INC. COMMENTS ON ANNOUNCEMENT BY INVESTOR

NEW ALBANY, Ohio – December 9, 2013 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today responded to recent public comments by Sandell Asset Management (“Sandell”).

Over the past few months, Bob Evans Farms Inc.’s (“the Company”) senior management engaged in two discussions with Mr. Sandell, accompanied by a further telephonic meeting with Mr. Sandell and the Board’s lead independent director. As discussed on those calls, and as communicated by the Company in its most recent quarterly conference call with investors and analysts, the Company’s Board, with assistance from its independent financial advisors, Lazard, has thoroughly vetted the suggestions it has received from Sandell, and has unanimously concluded the recommended steps are not in the best interests of the Company and its shareholders.

Bob Evans Farms, Inc. Chairman and Chief Executive Officer, Steven A. Davis, stated that, “Although the three principal ideas offered by Sandell were not new to the Board’s analysis and have been regularly considered as part of the Board’s strategic deliberations, the Board conducted a fresh analysis of these matters in light of the discussions with Sandell. As a result of these deliberations, the Board believes that:

1) Owning our real estate puts us in a better position to borrow on attractive terms now, and in the future. The proposed sale and leaseback of the Company’s real estate should be considered in the context of the Company’s available financing strategies, and would:

•	Be one of the most expensive forms of financing we could take on relative to other forms of debt that the strength of our balance sheet allows us to access;

•	Significantly reduce the flexibility we now have to remodel our restaurants and make operational decisions relating to the closing of underperforming restaurants, a key factor in the historical and long-term success of our restaurant business; and,

•	Impose large permanent cash lease expense obligations, subject to annual increases, that would reduce future cash flow and financial flexibility.

2) Growing Bob Evans Farms Foods, rather than selling it or spinning it off, will create significantly more value for shareholders, which is reconfirmed by our view that:

•	After recently investing more than $100 million in an acquisition and plant expansions, that the business is on track to deliver 250 basis points of margin expansion during fiscal year 2015, and on a clear path to achieving our targeted 300-350 basis point improvement by fiscal year 2018;

•	A focus on “share of stomach,” a model increasingly embraced by others in the restaurant industry offers significant opportunities for sales synergies, margin expansion, and brand enhancement; and

•	Bob Evans Farms Foods offers significant synergies with our restaurant business, benefits we expect to realize more fully with completion of the integration of Kettle Creations, and from plant optimization.

•	Either of the Sandell-suggested transactions carries the risk of incurring unnecessary costs and fees, and diverting Board, management, and employee focus away from core business operations over an extended time period.

3) With respect to capital deployment, the Company has a strong record and commitment of returning capital to shareholders. The Board expects to have returned over $800 million to shareholders from the beginning of fiscal 2007 through the end of this fiscal year. It expanded the current fiscal year share repurchase program by $50 million, for a total expected share repurchase of $225 million this fiscal year, contributing to an approximate one-third reduction in share count since 2007.

Bob Evans Farms Inc. is always engaged with its shareholders and actively participates in discussions with current and potential investors. We appreciate, and benefit from the feedback these discussions provide. What we have heard from these discussions with many of our major shareholders is the importance of executing on our long-term 8 to 12 percent earnings growth guidance, thereby appropriately matching our capital funding and capital allocation strategies to support long-term growth in a sustainable manner. However, what we have not, and will not, undertake are financial engineering tactics that place our company’s ability to deliver long-term shareholder value at unnecessary risk.

The Company’s Board of Directors will carefully consider and evaluate Sandell’s filings with the Securities and Exchange Commission and will communicate with the Company’s shareholders in due course. Bob Evans Farms Inc. takes good corporate governance seriously and has consistently been cited by leading proxy advisory firms with the highest overall score for corporate governance when compared with peer groups chosen by these firms.”

The Company’s current investor presentation is available at www.bobevans.com/investors.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 25, 2013), Bob Evans Restaurants owned and operated 561 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any statements that relate to the intent, belief, plans or expectations of Bob Evans Farms, Inc. (the “Company”) or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with the potential consent solicitation by Sandell Asset Management and its affiliates. The Company may file a preliminary consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with such potential consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended April 26, 2013, which were filed with the SEC on July 12, 2013 and June 21, 2013, respectively. These documents are available free of charge at the SEC’s website at www.sec.gov. Detailed information regarding the identity and direct and indirect interests, by security holdings and otherwise, of potential participants will be included in any Consent Revocation Statement and any other relevant documents filed with the SEC in connection with the possible consent solicitation.

If the Company files a definitive Consent Revocation Statement with the SEC, the Company promptly will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the possible consent solicitation. WE URGE INVESTORS TO READ ANY CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the possible consent solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954